Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES SECOND QUARTER 2008 RESULTS

Second Quarter Highlights

•                  Second quarter 2008 AFFO per share of $0.43, excluding exchangeable notes issuance costs.

•                  No non-performing assets as of June 30, 2008.

•                  Raised $80 million of flexible unsecured debt capital through private offering of exchangeable senior notes.

•                  $12.23 diluted GAAP book value per common share.

•                  NorthStar has never had any class of debt issued by NorthStar downgraded by the ratings agencies.

Subsequent Events

•                  On July 9, 2008 NorthStar’s healthcare net lease joint venture generated approximately $90 million of proceeds from the sale of preferred equity in the venture.

•                  NorthStar has a strong liquidity position with $295 million of available liquidity, inclusive of the July joint venture preferred stock sale.

•                  On July 30, 2008 Fitch Ratings upgraded NorthStar’s commercial real estate CDO asset manager rating to CAM2 from CAM2-.

NEW YORK, NY, August 7, 2008 — NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended June 30, 2008.

NorthStar reported adjusted funds from operations (“AFFO”) for the quarter of $0.35 per share versus $0.39 per share for the second quarter 2007.  AFFO for the second quarter 2008 was $24.9 million, unchanged from the second quarter 2007.  Net income available to common stockholders for the second quarter 2008 was a loss of ($18.5) million, or ($0.30) per share, compared to $11.0 million, or $0.18 per share for second quarter 2007.  Second quarter net income and AFFO include $4.9 million of placement fee expenses for issuing $80 million of exchangeable notes.  Excluding this charge, net income and AFFO on an aggregate and per share basis was ($13.6) million and ($0.22), and $29.9 million and $0.43, respectively for second quarter 2008.

At June 30, 2008, diluted GAAP book value per common share was $12.23.  For the quarter ended June 30, 2008, NorthStar generated an 18.4% return on average common book equity, excluding general and administrative expenses and the one-time charge, and 11.5% inclusive of these corporate costs. For a reconciliation of net income to AFFO and calculations of return on average common book equity and diluted book value per common share, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer commented, “NorthStar had a busy second quarter, further solidifying its balance sheet and liquidity position, delivering strong portfolio credit performance in a challenging market and finding investment opportunities which have the potential to deliver strong future returns.  Since the first quarter, we raised approximately $170 million of corporate capital from our lower returning net lease portfolios, further augmenting our dry powder to deploy into the unique and higher returning investment opportunities we are beginning to see in these disrupted markets.”

Mr. Hamamoto continued, “We expect macroeconomic conditions to remain challenging into 2009 and believe that NorthStar’s past emphasis on first mortgage direct originations, while staying away from the high profile and highly leveraged syndicated financings in 2006 and 2007, has served us well.  We believe that our solid asset base and our experienced portfolio management team have positioned NorthStar to outperform the market through these difficult times.”

Investment Summary

NorthStar funded $89 million of new real estate loan investments during the quarter.  The Company funded $63 million relating to prior period loan commitments and received $53 million in proceeds from loan repayments during the quarter.  The Company invested in $38 million of securities and received $23 million of proceeds from securities payoffs and sales. In addition, NorthStar acquired $35 million face amount of its own CDO notes at an average 40% discount to par with ratings ranging from AA to BBB and recognized a $7.1 million gain compared to its carrying value.  NorthStar also invested $16 million into its securities fund and $6 million into its LandCap Partners joint venture with Whitehall Real Estate, a Goldman, Sachs and Co. affiliate. NorthStar did not invest in any healthcare or corporate net lease properties during the quarter.

As of June 30, 2008, NorthStar had approximately $6.4 billion of assets under management.

Financing and Risk Management

At June 30, 2008, NorthStar had $505 million outstanding under its $946 million of committed on-balance sheet secured term and revolving credit facilities.  Total available liquidity at June 30, 2008 was approximately $205 million, including $137 million of unrestricted cash and cash equivalents, and $68 million of uninvested cash in its CDO secured term financings.  Inclusive of the net proceeds received from the July 9, 2008 sale of preferred equity in NorthStar’s healthcare net lease joint venture, available liquidity totals $295 million, which includes $227 of unrestricted cash on a pro forma basis.  At June 30, 2008, the average cost of NorthStar’s on-balance sheet senior and subordinate debt was 4.37%.

On May 7, 2008, NorthStar completed a recapitalization of its middle market corporate lending venture known as Monroe Capital.  The recapitalization transaction involved the investment into Monroe of approximately $87 million of new cash equity from an institutional investor. Also, the lender under two revolving credit facilities maturing in 2008, having $378 million of outstandings, reduced the debt balance by $46 million.  The lender termed out the remaining indebtedness in the form of a private collateralized loan obligation financing.  The credit facilities financed 140 separate loan investments having a $430 million carrying value at March 31, 2008.  The new financing permitted the venture to sell up to 25% of the loan collateral within a 90 day period after closing and to use the cash proceeds to invest in new corporate loans at wider corporate spreads.  During the second quarter the venture sold 58 loans and realized a $19 million loss. NorthStar also recorded a $46 million gain from the lender’s debt reduction and recorded a $27 million cost basis reduction to its investment in the venture. The recapitalization transaction therefore resulted in no net gains or losses in NorthStar’s net income or AFFO for the second quarter 2008.  NorthStar elected the fair value option for its investment in the venture which resulted in a $33 million unrealized loss and a $49 million market value as of June 30, 2008.

On May 28, 2008, NorthStar issued $80 million of 11.5% exchangeable senior notes due June 2013 in a private offering.  Prior to the maturity date and upon the occurrence of specified events, the notes are exchangeable into cash, shares of NorthStar’s common stock or a combination of cash and shares, at NorthStar’s option, at an initial exchange price of $12.00 per share.

NorthStar is in discussions with JP Morgan regarding exercising the first of two one-year extension options under its $350 million secured warehouse facility for real estate debt.  The facility has a $47 million outstanding balance as of June 30, 2008.  NorthStar has no other significant final debt maturities until the second half of 2010.

At June 30, 2008, the weighted average first and last dollar loan-to-value of NorthStar’s real estate loans was 26.6% and 79.7%, respectively.  The average credit rating of NorthStar’s real estate securities was BBB/Baa2 and the net leased assets were fully leased with a weighted average remaining lease term of 9.0 years.

As of June 30, 2008, NorthStar had no non-performing assets and had a $11 million mezzanine loan on non-accrual status. NorthStar’s securities portfolio had 14 upgrades representing $75 million of assets and 18 downgrades representing $154 million of assets during the second quarter.  Since the beginning of second quarter 2008, Fitch affirmed the ratings on all classes of notes issued by N-Star V, VI, VIII and IX, four of NorthStar’s commercial real estate term financings.  NorthStar has never had any class of debt issued by NorthStar downgraded by the ratings agencies.

NorthStar’s “watch list” totaled $109.0 million at June 30, 2008. NorthStar conducts a comprehensive review of its entire asset base each quarter.  Based on these quarterly reviews, assets are added to or removed from the watch list, and are evaluated for impairment and the need for credit loss reserves.  Subsequent to quarter end, NorthStar signed a firm commitment with a significant non-refundable deposit which will enable a well-capitalized national multi-family owner and developer to acquire two San Antonio properties backing a $19.5 million first mortgage loan that was on our watch list.  The acquirer of the assets will invest $2.5 million of cash equity and assume our first mortgage loan.  As a result we removed this asset from our watch list, which now totals $89.5 million, down $7.1 million from first quarter 2008. Since the beginning of 2007, NorthStar has had a total of $156.0 million of assets on the watch list, of which $66.5 million have been successfully resolved without losses and the balance remains on the watch list.  For the second quarter, NorthStar added a $12.7 mezzanine loan on a multi-family property to its watch list.  In addition, NorthStar took a $2.0 million credit loss provision against a $11.0 million mezzanine loan backed by seven extended stay hotels and five unimproved land parcels which has been on the watch list since first quarter 2008.  NorthStar also took a $0.5 million credit loss provision against an $18.0 million first mortgage loan backed by a multi-family property which was also on last quarter’s watch list.  All of NorthStar’s watch list assets are paying currently; however, poor market conditions and weaker collateral performance supporting the loans requires intensive portfolio management attention.

Andrew C. Richardson, chief financial officer and treasurer stated, “The credit performance of our real estate finance portfolio has remained exceptionally strong relative to the difficult macroeconomic and liquidity environment.  NorthStar has notably not taken a chargeoff to date but our increased loan loss reserves are prudent in this market.  At the end of the second quarter we had no non-performing assets, but in the event we believe our capital is at risk as a result of a non-performing or delinquent loan, we will not hesitate to aggressively go after collateral properties if we believe this approach maximizes the chances of recovering our capital.”

Subsequent Events

On July 9, 2008 NorthStar’s healthcare net lease joint venture, Wakefield Capital sold a $100 million convertible preferred equity interest bearing a 10.5% dividend to Inland American Real Estate Trust Inc.  NorthStar received approximately $90 million of the net proceeds from the transaction.  Prior to conversion, the convertible preferred investment will yield a dividend of 10.5%.   The convertible preferred equity may be converted or redeemed, at Inland American’s option, upon the sale or recapitalization of the Wakefield venture.  Wakefield may, at its option, redeem the convertible preferred interests at any time following the first anniversary of the closing, subject to payment of a call premium that declines over time.  In addition, at any time after the second anniversary of the closing, Inland American may convert its preferred equity interest into common equity in Wakefield.  Based on the current investment amount and capital accounts of the Wakefield members, the convertible preferred equity interests would represent, upon conversion, approximately a 42% common equity ownership interest in Wakefield.  Inland American will have the option of contributing additional preferred equity and participating in new Wakefield investment opportunities in proportion to its percentage ownership interest, assuming it were to convert its interests to common equity.

Dividends

On July 22, 2008, NorthStar announced that its Board of Directors declared a cash dividend of $0.36 per share of common stock, payable with respect to the quarter ended June 30, 2008.  The dividend is expected to be paid on August 15, 2008 to shareholders of record as of the close of business on August 5, 2008.

At June 30, 2008, NorthStar had 70,350,717 total shares and operating partnership units outstanding, and $51 million of minority interest relating to its operating partnership.  Book value per diluted common share was $12.23.  For a calculation of book value per diluted common share, please refer to the table on the following pages.

Earnings Conference Call

NorthStar will hold a conference call to discuss second quarter 2008 financial results on Thursday August 7, 2008, at 10:00 AM Eastern time. Hosting the call will be David Hamamoto, chairman, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer.  The Company will post on its website, www.nrfc.com, a June 30, 2008 update to its corporate presentation.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 800-366-7417, or for international callers, by dialing 303-262-2191.

A replay of the call will be available one hour after the call through Thursday August 14, 2008 by dialing 800-405-2236 or 303-590-3000 for international callers, using pass code 11117035.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Condensed Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues and other income:
Interest income	$49,885	$79,900	$113,590	$138,204
Interest income — related parties	3,582	2,966	7,343	5,931
Rental and escalation income	29,020	21,871	57,977	41,203
Advisory and management fee income — related parties	6,546	1,394	8,876	2,815
Other revenue	3,983	1,329	4,959	3,561
Total revenues	93,016	107,460	192,745	191,714
Expenses:
Interest expense	45,875	64,546	100,822	112,103
Real estate properties — operating expenses	2,037	1,956	4,085	3,898
Asset management fees — related parties	933	733	3,039	1,378
Fundraising fees, debt issuance costs and other	4,948	—	4,948	—
Provision for loss on investments	2,500	—	3,250	—
General and administrative:
Salaries and equity based compensation (1)	9,925	8,859	21,655	17,650
Auditing and professional fees	1,234	1,298	3,675	4,003
Other general and administrative	3,528	4,080	7,411	7,283
Total general and administrative	14,687	14,237	32,741	28,936
Depreciation and amortization	9,977	7,841	19,915	14,431
Total expenses	80,957	89,313	168,800	160,746
Income (loss) from operations	12,059	18,147	23,945	30,968
Equity in (loss)/earnings of unconsolidated ventures	(5,440)	(600)	(5,618)	(584)
Unrealized gain (loss) on investments and other	(29,661)	(887)	182,414	(8,178)
Realized gain (loss) on investments and other	7,074	(14)	7,084	2,527
Income (loss) from continuing operations before minority interest	(15,968)	16,646	207,825	24,733
Minority interest in operating partnership	2,212	(779)	(20,832)	(1,155)
Minority interest in joint ventures	448	(136)	203	(136)
Income (loss) from continuing operations	(13,308)	15,731	187,196	23,442
Income (loss) from discontinued operations, net of minority interest	—	(8)	—	(56)
Net income (loss)	(13,308)	15,723	187,196	23,386
Preferred stock dividends	(5,231)	(4,758)	(10,462)	(6,071)
Net income (loss) available to common stockholders	$(18,539)	$10,965	$176,734	$17,315
Net income (loss) per share from continuing operations (basic/diluted)	$(0.30)	$0.18	$2.82	$0.28
Income per share from discontinued operations (basic/diluted)	—	—	—	—
Gain on sale of discontinued operations and joint venture interest (basic/diluted)	—	—	—	—
Net income (loss) available to common stockholders	$(0.30)	$0.18	$2.82	$0.28
Weighted average number of shares of common stock:
Basic	62,708,688	61,378,154	62,662,208	61,354,049
Diluted	70,192,538	64,419,056	69,799,329	64,398,513

(1)          The three months ended June 30, 2008 includes a $27,136 provision for corporate loan losses and a $2,500 provision for real estate debt investment losses, respectively.  The six months ended June 30, 2008 includes a $27,136 provision for corporate loan losses and a $3,250 provision for real estate debt investment losses, respectively.

NorthStar Realty Finance Corp.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$136,844	$153,829
Restricted cash	149,454	202,295
Operating real estate — net	1,130,106	1,134,136
Available for sale securities, at fair value	442,987	549,522
Collateral held by broker	—	12,746
Real estate debt investments, net	2,073,326	2,007,022
Corporate loan investments	—	457,139
Investments in and advances to unconsolidated ventures	96,568	33,143
Receivables, net of allowance of $0 and $1 in 2008 and 2007, respectively	20,530	32,141
Unbilled rents receivable	7,166	5,684
Deferred costs and intangible assets, net	84,136	126,677
Other assets	36,142	78,448
Total assets	4,177,259	4,792,782

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Mortgage notes and loans payable	910,028	912,365
Exchangeable senior notes, measured at fair value as of June 30, 2008	212,950	172,500
Bonds payable, measured at fair value as of June 30, 2008	1,138,919	1,654,185
Credit facilities	47,114	501,432
Secured term loans	457,959	416,934
Liability to subsidiary trusts issuing preferred securities, measured at fair value as of June 30, 2008	138,520	286,258
Repurchase obligations	2,024	1,864
Securities sold, not yet purchased, at fair value	—	12,856
Obligations under capital leases	3,568	3,541
Accounts payable and accrued expenses	14,612	34,893
Escrow deposits payable	56,511	65,445
Derivative liability, at fair value	41,666	49,280
Other liabilities	38,826	40,695
Total liabilities	3,062,697	4,152,248

Minority interest in operating partnership	51,419	7,534
Minority interest in joint ventures	12,803	14,961

Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	57,867	57,867
8.25% Series B preferred stock, $0.01 par value, $25 liquidation preference per share, 7,600,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	183,505	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 62,858,625 and 61,719,469 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	628	617
Additional paid-in capital	606,413	595,418
Retained earnings (deficit)	282,700	(40,075)
Accumulated other comprehensive loss	(80,773)	(179,293)
Total stockholders’ equity	1,050,340	618,039
Total liabilities and stockholders’ equity	$4,177,259	$4,792,782

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Funds from Operations:
Income from continuing operations before minority interest	$(15,968)	$16,646	$207,825	$24,733
Minority interest in joint ventures	448	(136)	203	(136)
Income from continuing operations before minority interest in operating partnership	(15,520)	16,510	208,028	24,597
Adjustments:
Preferred stock dividends	(5,231)	(4,758)	(10,462)	(6,071)
Depreciation and amortization	9,977	7,841	19,915	14,431
Funds from discontinued operations	—	(5)	—	17
Real estate depreciation and amortization — unconsolidated ventures	247	247	494	496
Funds from Operations	$(10,527)	$19,835	$217,975	$33,470

Adjusted Funds from Operations:
Funds from Operations	$(10,527)	$19,835	$217,975	$33,470
Straight-line rental income, net	(716)	(663)	(1,473)	(987)
Straight-line rental income, discontinued operations	—	—	—	10
Straight-line rental income and fair value lease revenue (SFAS 141 adjustment), unconsolidated ventures	(53)	(85)	(113)
Amortization of equity-based compensation	5,966	4,158	12,957	7,889
Fair value lease revenue (SFAS 141 adjustment)	(305)	(164)	(611)	(340)
Unrealized(gains)/losses from mark-to-market adjustments	25,237	1,828	(189,321)	9,838
Unrealized(gains)/losses from mark-to-market adjustments, unconsolidated ventures	5,292	—	9,647	—
Adjusted Funds from Operations	$24,908	$24,941	$49,089	$49,767

FFO per share of Common Stock	$(0.15)	$0.31	$3.12	$0.52
AFFO per share of Common Stock	$0.35	$0.39	$0.70	$0.77

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations; (ii) Adjusted Funds From Operations; (iii) Return on Average Common Book Equity; and (iv) Return on Average Common Book Equity by business line. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. AFFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time and, in the case of AFFO, equity based compensation. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

NorthStar calculates AFFO by subtracting from (or adding) to FFO:

•                  normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue under SFAS 141;

•                  the amortization or accrual of various deferred costs including intangible assets and equity based compensation; and

•                  an adjustment to reverse the effects of non-cash unrealized gains/(losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of the NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

Return on Average Common Book Equity

NorthStar calculates return on average common book equity (“ROE”) on a consolidated basis and for each of NorthStar’s major business lines.  NorthStar believes that ROE provides investors and management with a good indication of the performance of the Company and its business lines because it provides the best approximation of cash returns on common equity invested.  Management also uses ROE, among other factors, to evaluate profitability and efficiency of equity capital employed, and as a guide in determining where to allocate capital within its business.  ROEs may fluctuate from quarter to quarter based upon a variety of factors, including the timing and amount of investment fundings, repayments and asset sales, capital raised and leverage used, and the yield on investments funded.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (including and excluding G&A and one-time charges)

($ in thousands)

	Three Months Ended June 30, 2008		Annualized (2)
Adjusted Funds from Operations (AFFO)	$24,908		$99,632	(A)
Plus: Fundraising Fees, Debt Issuance Costs and Other	4,948
AFFO, excluding Fundraising Fees, Debt Issuance Costs and Other	29,856		$119,424	(B)
Plus: General & Administrative Expenses	14,687
Plus: General & Administrative Expenses from Unconsolidated Ventures	1,323
Less: Equity-Based Compensation included in G&A	5,966
AFFO, excluding G&A	39,900		159,600	(C)

Average Common Book Equity & Operating Partnership Minority Interest (1)	$866,588	(D)

Return on Average Common Book Equity (including G&A)	11.5	% (A)/(D)
Return on Average Common Book Equity (excluding Fundraising Fees,
Debt Issuance Costs and Other)	13.8	% (B)/(D)
Return on Average Common Book Equity (excluding G&A,	18.4	% (C)/(D)
Fundraising Fees, Debt Issuance Costs and Other)

(1)          Average Common Book Equity & Operating Partnership Minority Interest computed using beginning and ending of period balances. ROE will be impacted by the timing of new investment closings and repayments during the quarter.

(2)          Annualized numbers are calculated by taking the current quarter amounts and multiplying by 4.

Return on Average Common Book Equity by Business Segment (Pre-G&A and one-time items)

Including and Excluding Mark-to-Market Adjustments and Accumulated Depreciation and Amortization

($ in thousands)

	Lending	Net Lease	Securities	Corporate Debt/Other	Total
AFFO, Pre-G&A	$15,225	$6,471	$11,396	$6,808	$39,900
Annualized (A)	60,900	25,884	45,584	27,232	159,600
Average Common Book Equity and Operating Partnership Minority Interest (B) (1)	595,717	188,173	44,728	37,970	866,588
Allocated Cumulative Mark-To-Market Adjustments for Assets, Liabilities and Interest Rate Swaps	(286,855)	(83,909)	37,609	3,554	(329,601)
Accumulated Depreciation and Amortization	—	68,370	—	—	68,370
Average Common Book Equity and Operating Partnership Minority Interest Excluding Mark-to-Market Adjustments and Accumulated Depreciation and Amortization(C) (1)	$308,862	$172,634	$82,337	$41,524	$605,357

ROE, Net (A/B)	10.2%	13.8%	101.9%	71.7%	18.4%
ROE, Gross (A/C)	19.7%	15.0%	55.4%	65.6%	26.4%

(1)          Average Common Book Equity & Operating Partnership Minority Interest computed using beginning and ending of period balances.  ROE will be impacted by the timing of new investment closings and repayments during the quarter.

Second Quarter Committed and Funded Real Estate Loan and Net Lease Statistics

$ in thousands

	Real Estate Loans
	Fixed	Floating	Total	Net Lease
Amount Funded	$5,048	$84,000	$89,048	NA
Weighted Average Yield	8.00%	9.39%	9.31%	NA
Weighted Average all-in spread/margin(1)	3.81%	6.81%	6.64%	NA
Weighted Average First $ LTV	71.2%	36.7%	38.7%	NA
Weighted Average Last $ LTV	83.4%	77.8%	78.1%	NA

(1)          Based on average quarterly and one-month LIBOR and US Treasury rates during the quarter. All-in spread and margin includes up-front origination fees and exit points, if any.

Second Quarter Funded Securities Investment Statistics

($ in thousands)

Amount Invested
CMBS (investment grade)	$31,137
Corporate Loans (investment grade)	6,600
Total	$37,737

Management Fees From Secured Term Debt Financings at June 30, 2008

($ in thousands)

					Annualized
	Fee - Based	Annual Management Fee %			Management Fee
	Assets (1)	Senior	Subordinate	Total	Revenue
N-Star I	$303,124	0.15%	0.20%	0.35%	$1,061
N-Star II	333,283	0.15%	0.20%	0.35%	1,166
N-Star III	404,612	0.15%	0.20%	0.35%	1,416
N-Star IV	400,265	0.15%	0.20%	0.35%	1,401
N-Star V	498,167	0.15%	0.20%	0.35%	1,744
N-Star VI	450,000	0.15%	0.25%	0.40%	1,800
N-Star VII	554,057	0.15%	0.20%	0.35%	1,939
N-Star VIII	904,803	0.15%	0.25%	0.40%	3,619
N-Star IX(2)	804,839	0.15%	0.25%	0.40%	3,219

Total	$4,653,150				$17,365

(1)          Represents June 30, 2008 asset value per Trustee Statement.

(2)          N-Star IX is owned by the NorthStar Real Estate Securities Opportunity Fund. The Company directly receives 33% of the management fees related to N-Star IX.

CMBS Vintages Under Management

($ in thousands)

	$	%	Cumulative
1996	$1,094	0.1%	0.1%
1997	36,614	2.5%	2.6%
1998	120,030	8.0%	10.6%
1999	59,620	4.0%	14.6%
2000	140,462	9.4%	24.0%
2001	98,000	6.6%	30.6%
2002	69,969	4.7%	35.3%
2003	124,575	8.3%	43.6%
2004	233,548	15.6%	59.2%
2005	340,549	22.8%	82.0%
2006	198,603	13.3%	95.3%
2007	70,569	4.7%	100.0%
Total	$1,493,633	100.0%

Securities Fund	815,459

Total CMBS	$2,309,092

Credit Ratings Distribution of Securities Under Management

($ in thousands)

	$	%
AAA	$114,814	5.4%
AA	74,632	3.5%
A	131,904	6.2%
BBB	1,027,955	48.0%
BB	404,074	18.9%
B	203,298	9.5%
Unrated	182,975	8.5%
Total	$2,139,652	100.0%

Securities Fund	815,459
Total CMBS	$2,955,111

Assets Under Management at June 30, 2008

($ in thousands)

	$	%
Investment grade securities	$2,101,983	32.8%
First mortgage (1)	1,477,297	23.0%
Non-investment grade securities	853,129	13.3%
Mezzanine and other subordinate loans	695,556	10.8%
Non-investment grade net lease (2)	1,010,261	15.8%
Investment grade net lease (2)	272,607	4.3%
Total	$6,410,833	100.0%

(1)          Includes $292 million of junior participations in first mortgages.

(2)          Net lease amounts prior to accumulated depreciation and impact of statement of FAS No. 141.

Book Value Rollforward

($ in thousands, except per share data)

	$	Per Share
Common book value at March 31, 2008 (diluted)	$872,790	$12.44

Net income to common stockholders and minority interest, excluding non-cash mark to market items included in net income	9,778	0.14

Mark to market adjustments included in net income:
Securities fund	(5,292)	(0.08)
Exchangeable senior notes	11,596	0.17
Secured debt liabilities	(13,510)	(0.19)
Trust preferred debt	(2,834)	(0.04)
Securities and Investments held at market value under FAS159	(57,594)	(0.82)
Swaps and other hedges	37,105	0.53

Mark to market adjustments in other comprehensive income and minority interest:
Effective hedges	5,343	0.08
Available for sale securities	21,180	0.30

Dividends and distributions paid to common stockholders and minority interest	(25,277)	(0.36)

Accretion/(dilution) from additional shares issued during quarter (1)	7,102	0.06
Total net increases/(decreases)	(12,403)	(0.21)

Common book value at June 30, 2008 (diluted) (2)	$860,387	$12.23

(1)          Related to issuance of common stock in from DRIP and DSTT plan, equity distribution agreement, and amortization of LTIP units.

(2)          Cumulative net mark-to-market adjustments total a positive $324.4 million ($4.62 per diluted share) and accumulated real estate depreciation and amortization total a negative $72.7 million ($1.04 per diluted share) as of June 30, 2008.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Years				Acquisition
Date			Square	Net	Acquisition		Existing	Cost less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Lease (1)	Cost (2)		Debt	Debt

Oct-2004	ALGM Portfolio - Various (3)	Three properties in New York, NY	35,965	3.0-9.0	$10,355	(4)	$0	$10,355
Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	9.4	33,826		23,908	9,918
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	12.3	34,303		30,799	3,504
Jun-2007	Cott Corporation	Reading, PA	609,000	9.4	28,473		19,271	9,202
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	17.5	34,519		28,600	5,919
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	8.7	30,144		22,757	7,387
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (3)	9 properties	467,971	7.6-16.2	64,503		49,706	14,797
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	7.3	62,718		48,039	14,679
Dec-2005	General Electric Co. & Cincom Systems, Inc.	Springdale, OH/Cincinnati	486,963	1.5-3.5	69,341		51,480	17,861
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	3.8	22,424		16,049	6,375
Jul-2006	Northrop Grumman Space & Mission Systems Corp.	Aurora, CO/Denver	183,529	7.0	43,625		33,500	10,125
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	6.9-9.1	21,955		17,446	4,509
Feb-2006	Quantum Corporation (5)	Colorado Springs, CO	406,207	2.0-12.7	27,635		18,593	9,042
Jan-2005	Washington Mutual Bank (3)	Chatsworth, CA/ Los Angeles	257,336	7.0	65,159		53,084	12,075

Total NRFC NNN Holdings, LLC Portfolio			3,949,329	8.5	548,980		413,232	135,748

(1)   Remaining lease terms as of June 30, 2008.  Total represents weighted average based on acquisition cost.

(2)   Acquisition cost does not include SFAS 141 "Business Combinations" purchase price allocations.

(3)   The three ALGM portfolio properties, six of ten Dick's Sporting Goods, Inc. / PetSmart, Inc. properties and one of the three Washington Mutual Bank properties are ground lease interests.

(4)   The three ALGM properties were owned by NorthStar's predecessor prior to NorthStar's initial public offering.  The value in acquisition cost column reflects the undepreciated book value when the properties were transferred to a subsidiary of NRFC NNN Holdings, LLC at the time of  NorthStar's initial public offering (10/29/04).

(5)   Dollar amounts shown are 50% of total values, representing NRFC NNN Holding's, LLC subsidiary's 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended June 30, 2008				Primary Tenant
				NOI Less			Actual
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	Debt Service	Market Cap (1)		Credit Rating

ALGM Portfolio — Various	$526	$467	—	$467	mixed tenants
Alliance Data Systems Corp.	582	580	(455)	125	$4,477		not rated
Citigroup, Inc.	525	525	(501)	24	91,265		AA-/Aa3
Cott Corporation	557	555	(333)	222	233		B/B2
Covance, Inc.	608	605	(443)	162	5,404		not rated	(2)
Credence Systems Corp.	640	649	(447)	202	133		not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,260	1,227	(974)	253	1,976		not rated	(3)
Electronic Data Systems Corp.	1,371	1,371	(825)	546	12,373		BBB-/Baa3
General Electric Co. & Cincom Systems, Inc.	1,370	1,290	(770)	520	266,030		AAA/Aaa
GSA - U.S. Department of Agriculture	579	486	(303)	183	n.a.		implied AAA
Northrop Grumman Space & Mission Systems Corp.	747	746	(630)	116	22,690		NR/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	437	429	(288)	141	n.a.	(4)	B/B2	(5)
Quantum Corporation (50%)	585	590	(124)	466	279		B/B3
Washington Mutual Bank	1,594	1,462	(1,205)	257	8,407		BBB/Baa2
Total	$11,381	$10,982	$(7,298)	$3,684

(1)          Based on information from FactSet at close of market on June 30, 2008.

(2)          Covance has a $1.0 billion net worth and no long-term debt.

(3)          PetSmart, Inc. is rated BB.

(4)          In December 2005, Amscan Holdings, Inc. (controlled by Berkshire Partners and Weston Presidio) purchased Party City for $362 million.

(5)          The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements will be specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772